EXHIBIT 10.1

December 5, 2001

Mr. Liam McManus
7850 Flagstone Drive
Pleasanton, CA 94588

Re:    Separation of Employment Due to Reduction-in-Force Layoff

Dear Liam:

This letter confirms our telephone conversation of November 30, 2001, in which I agreed to provide you with certain additional benefits outlined below in return for your signature on the General Release of All Claims Agreement. As you know, your position was eliminated and your employment with Larscom Incorporated (the “Company”) terminated on October 18, 2001 (the “Termination Date”). Unfortunately, the telecommunications industry continues to experience a significant slow down which is having an adverse impact on our business at Larscom. We are compelled to implement changes in order to reduce our operating costs. While we regret the impact this change has on you, we hope that the information contained in this letter, and in the information and materials that were provided to you on the Termination Date will assist you with your transition.

1.    On your Termination Date, you received your final paycheck for wages earned through October 18, 2001, including any accrued but unused PTO, and an additional 2 weeks of your base salary in the amount of $7,788.46, less applicable withholdings and deductions. You agree that you were not entitled to receive any further monetary payments and benefits from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter.

2.    You are eligible for the following additional benefits below, however you will need to satisfy a number of conditions, including the signing and return of the General Release of All Claims in order to receive the additional benefits. Please review Section II.C. of the Larscom Incorporated Amended & Restated Severance Benefit Plan (the “Plan”) regarding the conditions that must be satisfied. Also keep in mind that since one of the benefits offered is Company payment of COBRA premiums, you also will need to complete the COBRA Election Form to be provided to you and return to Human Resources it along with the General Release of All Claims document. The additional benefits are as follows:

a.    Upon the later of: 1) 8 days after you sign the General Release of All Claims, assuming that you do not revoke it; or 2) the 1st week of January 2002, you will receive payment for 50% percent of your 2001 bonus potential, prorated to reflect 10 full months of employment during 2001 in the amount of $30,850.83, less applicable withholdings and deductions.

b.    Larscom will forgive repayment of the interest free loan of $80,000 that was part of your October 30, 2000 offer letter. 10/48 of the $80,000 loan will be forgiven in the 4th quarter of 2001 and will be included in your W2 as taxable income for the year 2001. The remaining 38/48 will be forgiven in the Ist quarter of 2002 and will be included in your W2 as taxable income for the year 2002. The Company will also reimburse you for 100% of the grossed up taxable amount for the $80,000 interest free loan. This payment in the amount of $53,300, less applicable withholdings and deductions will be paid to you upon the later of: 1) 8 days after you sign the General Release of All Claims, assuming that you do not revoke it; or 2) the 1st week of January 2002.

c.    The benefits for which you will be eligible under the Plan are:

Severance Payment Benefits in the form of ongoing salary payments for an additional 7 weeks which is equal to $27,259.61, less applicable withholdings and deductions.

Company will pay 100% of your COBRA premiums, due for group health insurance coverage for you and your dependents, for 6 months commencing with the month of November, 2001; and

Outplacement services through the Manchester Group. The Manchester Group will provide directly to you information and materials describing the services available to you.

3.    You shall also receive the following employment separation information and materials covering:

•	return of company property and documents

•	final expense reimbursement requests

•	ongoing obligations under your confidential information and inventions agreement

•	benefit participation which terminates effective with the termination of your employment, subject to an opportunity to continue medical and dental coverages under the federal law known as COBRA

•	stock options

Notice of Right to Continue Group Health Coverage—COBRA and a COBRA Election Form, the latter which must be completed if you and/or your eligible dependents wish to continue coverage under any or all of the Company’s group health plans after your termination date. If you wish to receive the COBRA premium benefit offered by the Severance Benefit Plan, you must complete this form and return it. Please return the completed Election Form with your General Release of All Claims document by the deadline noted in the General Release of All Claims document, both of which are enclosed.

Information on California unemployment insurance benefits. Because your employment is being terminated due to a layoff, you have the right to apply for unemployment insurance benefits. In order to apply for such government-sponsored benefits, you should inquire at your local office of the California Employment Development Department (“EDD”) whose addresses and telephone numbers can be found by consulting the “blue” government pages of your local telephone book under “California, State of.” Once you apply, the EDD will determine your eligibility for such benefits which are described in the enclosed pamphlet, California’s Program for the Unemployed.

On behalf of Larscom Incorporated, I thank you for your past contributions as its employee and wish you the very best in your future endeavors. You should carefully review all of the enclosed materials, and do not hesitate to call Human Resources at (408) 941-4223 if you have any questions.

Very truly yours,

/s/    Richard Pospisil

Richard Pospisil, Vice Chairman of the Board